Exhibit 99.2

Q4 2018 SHAREHOLDER LETTER MARCH 4, 2019

HIGHLIGHTS

LEAF GROUP REVENUE

$45.5 Million +15% YoY

(Fourth Quarter 2018)



$39.7M
$33.7M
$34.3M
$41.5M
$45.5M
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

LEAF GROUP NET LOSS

$(4.9) Million +7% YoY

(Fourth Quarter 2018)



($5.3M)
($5.9M)
($6.3M)
($6.0M)
($4.9M)
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

LEAF GROUP ADJUSTED EBITDA

$0.3 Million

(Fourth Quarter 2018)



($0.4M)
($1.2M)
($0.6M)
$0.1M
$0.3M
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

MARKETPLACES REVENUE

$28.6 Million +2% YoY

(Fourth Quarter 2018)



$28.1M
$21.0M
$20.0M
$24.7M
$28.6M
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

MEDIA REVENUE

$16.9 Million +45% YoY

(Fourth Quarter 2018)



$11.7M
$12.8M
$14.7M
$16.7M
$16.9M
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

Q4 2018 FINANCIAL SUMMARY

Leaf Group is comprised of two reporting segments, Marketplaces and Media, across two major categories, Fitness & Wellness and Art & Design.

For the fourth quarter of 2018:

- Total revenue increased 15% year-over-year from $39.7 million to $45.5 million due to a 2% increase in Marketplaces revenue and a 45% increase in Media revenue.
- Marketplaces revenue increased 2% year-over-year from $28.1 million to $28.6 million primarily due to a 13% increase in Saatchi Art Group revenue and flat year-over-year revenue in Society6 Group.
- Media revenue increased 45% year-over-year from $11.7 million to $16.9 million primarily due to the Well+Good acquisition in June 2018 and improved ad monetization yields across our media properties.
- Net loss was $(4.9) million for the quarter, improving 7% year-over-year, and adjusted EBITDA[1] was $0.3 million for the quarter, improving by $0.7 million year-over-year.
- Cash and cash equivalents was $31.1 million at period end with no debt outstanding.
- On a consolidated basis, Leaf Group's properties reached 54 million monthly unique visitors in the U.S. in December 2018 (Dec. 2018 comScore).

1 Non-GAAP financial measures used in this letter are reconciled to their nearest GAAP equivalents at the end of this letter.

LEAF GROUP | Q4 2018 Shareholder Letter 2

TO OUR SHAREHOLDERS Welcome to our first ever Leaf Group Shareholder Letter. As part of our successful transformation we have made a number of significant changes across the company over the past few years, streamlining our businesses, focusing on our strengths and driving improved financial performance. These changes have been part of a broader strategic effort to closely review and optimize our operations, down to the most basic business functions — an effort we have decided should extend even to the reporting of our financial results. Going forward, we will be issuing a shareholder letter like this one alongside each of our quarterly earnings releases, providing shareholders with a more comprehensive overview of the state of our business. These letters will also help streamline our earnings calls as, from this quarter on, we will no longer be subjecting investors to the perfunctory reading of prepared remarks. Instead, we’ll give you the core information in these letters and move right to your questions about Leaf Group’s financial performance and the strength, health, and growth of our brands. ART & DESIGN As this is our first letter, we believe it is important to provide a brief overview of where the company has been, where it is now, and where we are going in the context of our successes, challenges, and most compelling future opportunities. We are now several years into a business transformation which began in earnest shortly after I joined the company as CEO in August 2014. At that time, the company was in a significant multi-year decline, a trajectory from which few companies in the consumer internet sector ever recover and return to health. From 2013 to 2015, revenues declined 40% and adjusted EBITDA declined from $64 million to $(7) million. The deterioration of the company’s financials was driven by several factors, most notably: • Low quality content across our sites, which were bleeding traffic as Google’s algorithm became increasingly sensitive to content quality and user engagement; FITNESS & WELLNESS • Ad density, which further compromised the user experience and drove near term, low quality and unsustainable revenue; and • The audience shift from desktop to mobile and the attendant topline pressure of monetizing an audience in the lower yield mobile channel. We did not take these challenges lightly and knew that a true turnaround would not be easy and would most likely take several years. At the same time, we were confident that underneath it all there was a platform worthy of the effort, one that we could leverage to build strong, engaging, digital first brands in the high passion categories of Fitness & Wellness and Art & Design. LEAF GROUP | Q4 2018 Shareholder Letter 3

We moved quickly to focus on this opportunity, reducing a content library of nearly five million articles of mixed quality by about 90% to a focused high quality library of what is now approximately 600,000 articles, reducing ad load density by approximately 50%, and shutting down or selling sites that were non-core, including Cracked in 2016, to focus our efforts and bolster our balance sheet. The business trajectory at the time, coupled with these necessary strong measures to fix the business, accelerated revenue and adjusted EBITDA declines, bottoming in 2016 at $113 million in revenue and $(15) million in adjusted EBITDA. Those first two years were strong medicine, but we took it, believing deeply that all stakeholders would be well rewarded for the effort over time. LEAF GROUP ANNUAL REVENUE $155.0 Million +20% YoY 2016 2017 2018 Since 2016, we’ve rebuilt Leaf Group brick by brick into a growing company with vibrant digital brands in high passion categories. In 2017, we returned to revenue growth, delivering $129 million in revenue and $(11) million in adjusted EBITDA, an improvement of 14% and 29%, respectively. This included a number of notable achievements, such as the build-out of our common media technology platform (Common Platform), the acquisition and integration of Deny Designs to further drive Society6 deeper into the Home Decor category, and the launch of new home site Hunker. LEAF GROUP NET LOSS $(23.2) Million +26% YoY In 2018, we accelerated the transformation, growing revenue 20% year-over-year, acquiring Well+Good and further strengthening our market position in Fitness & Wellness, and restoring a Media segment that many outsiders had left for dead to a position of growth with $61 million in revenue and $26 million in Segment Operating Contribution2 in 2018. 2016 2017 2018 Our Marketplaces group, consisting of Society6 and Saatchi Art, delivered $94 million in revenue in 2018 — nearly tripling of revenues since 2014 — in a robust category moving incredibly quickly online. We expect that the next four years will be even brighter than the last four for Society6 and Saatchi Art. As we head into 2019, Leaf Group is now better positioned than ever to build enduring, digital-first businesses in large and growing high passion categories with a portfolio of brands that truly enrich our audience’s lives. Our strategy has catapulted us into leading positions in two rapidly growing online segments: Fitness & Wellness and Art & Design. Over the past two years, we have established a robust corporate platform that enables us to successfully incubate new brands such as Hunker, which is now the number two home and design site3 in the U.S. (Dec. 2018 comScore). The platform also provides us the ability to power existing brands with efficiency and scale, giving us a unified view of the customer, and the ability to promote and advertise intelligently across our properties to the 54 million (Dec. 2018 comScore) who visit us every month. LEAF GROUP ADJUSTED EBIDTA $(1.5) Million +86% YoY 2016 2017 2018 2 Segment Operating Contribution is a non-GAAP financial measure. Non-GAAP financial measures used in this letter are reconciled to their nearest GAAP equivalents at the end of this letter. 3 Based on rankings for single domain home & design sites. LEAF GROUP | Q4 2018 Shareholder Letter 4 ($15.0M) ($10.7M) ($1.5M) ($2.0M) ($31.1M) ($23.2M) $155.0M $129.0M $113.5M

At the same time, our strategy, business performance, and activity in the market have brought us an enviable pipeline of acquisition targets. Employing a thoughtful and disciplined approach to M&A, we have been able to acquire and integrate high-quality businesses at reasonable prices, which are both strategic and accretive, including Well+Good, Deny Designs and The Other Art Fair, to further drive growth, category leadership, and deepen our relationship with our consumers. These transactions, in addition to giving us incremental scale, have also brought us great managers significantly deepening our management bench strength. The Well+Good acquisition pairs the premium wellness brand’s market-leading editorial direction with the broad audience appeal of Livestrong. Uniting these two brands under common leadership positions us well as a digital authority in the Fitness & Wellness space — a fast-growing sector that is now a $4.2 trillion global industry and growing nicely. We now reach the full spectrum of female millennial fitness and wellness consumers, providing unparalleled audience reach of more than 22.3 million monthly uniques (Dec. 2018 comScore) in this key lifestyle vertical. LEAF GROUP G&A % OF REVENUE 19.5% 2016 2017 2018 REVENUE PER EMPLOYEE $448 Thousand Our Media business, with an audience of more than 52 million (Dec. 2018 comScore), now not only boasts strong top and bottom line growth, but represents a diverse portfolio of brands that cater to a well-rounded audience, tapping two of the major passion categories for the intent-driven female millennial demographic — Fitness & Wellness and Art & Design. This puts us in a unique position amongst our competitive set, one which has attracted the attention of marquee advertisers, including Microsoft, Athleta, Citibank, Target and Home Depot, motivated to connect with this attractive demographic. 2016 2017 2018 We are testing experiential and offline activations now with consistent success, proving our passionate audience is hungry for authentic in-real-life experiences. This early success shows opportunities for revenue diversification and we will continue to grow this experiential channel in 2019, including expanded Well+Good Retreats and TALKS programs and the launch of Hunker House, a physical embodiment of the digital home and design site’s aesthetic that will bring its signature storytelling to life through programming and events. We are also quite bullish about our Marketplace properties. Our Society6 and Saatchi Art properties are young brands with a long runway for growth. For Society6, over the past two years we focused on pushing deeper into the Home Decor category — driving approximately 17% CAGR in Gross Transaction Value (GTV) in our core U.S. direct-to-consumer segment and improving customer economics as average order value (AOV) has increased approximately 15%. Site purchase conversion has improved 9% over the two year period while mobile traffic grew from 44% in 2016 to 53% of total traffic in 2018. As we localize our international offering in our largest non-U.S. markets in 2019 and beyond, scale up our B2B business, and retool our strategy for integrating with third-party marketplaces, we expect to see a return to historical growth rates for Society6 Group overall. Society6 continues to grow its footprint in the $36 billion online U.S. home decor market, with expanded product offerings and the launch of furniture — a new category for the brand. Over the past two years, Society6 has increased its offering from 35 to 64 premium products focused largely on Home Decor. The brand supports a global network of over 340,000 artists and has paid artists more than $41 million to date. LEAF GROUP | Q4 2018 Shareholder Letter 5 451K 448K 427K 27.1% 22.9% 19.5%

Saatchi Art, one of the world's leading online art galleries, has established a leadership position in the fast growing $5 billion online art market, which currently accounts for approximately 8% of the total global art market. As the art market rapidly shifts online, we have continued to expand our product and service offerings, including the acquisition of The Other Art Fair in 2016, which introduced an omnichannel experience for artists and art buyers; the launch of limited edition prints in 2017; and the introduction of resale in 2018, launching Saatchi Art into the secondary art market. In 2019, we've set our sights on international expansion, focusing on local internationalization efforts for both Saatchi Art and Society6.

Given the success of our various strategic efforts, we are pleased with our 2018 revenue growth of 20% on a full-year basis. We also reached positive adjusted EBITDA in Q3 2018, a quarter earlier than projected, and have now achieved our second consecutive quarter of positive adjusted EBITDA. We anticipate a full year of positive adjusted EBITDA in 2019, and we will continue to invest in our young and growing brands to drive further growth and long-term free cash flow.

We've come a long way over the past four years, overcoming obstacles many believed were insurmountable to return our business to growth. More importantly in our eyes, we've built out a portfolio of vibrant young brands in tremendous categories of opportunity that put us in an extraordinary position to build a truly special company that exists at the intersection of content and commerce, with a monthly audience of 54 million (Dec. 2018 comScore) passionate consumers visiting our brands; a corporate technology platform providing a unified view of the customer, speed to market and scale; and a leadership team with the will and skill to ensure these businesses grow and thrive on our watch. We couldn't be more excited to share this Leaf Group future with all of you.

ESTABLISHED TRACK-RECORD & PLATFORM FOR GROWTH


2016
APR Sold Cracked for $39M
JUL Acquired The Other Art Fair
NOV Changed company name to Leaf Group
DEC Leaf Group revenue $113M for 2016
2017
MAR Hunker launched in-house
MAY Acquired Deny Designs
DEC The Other Art Fair hosts 7 fairs in 2017
DEC Marketplace GTV $105M for 2017
2018
FEB Raised $23.4M primary follow-on
JUN Acquired Well+Good
DEC Hunker reaches 9M monthly uniques
CONTINUED GROWTH

LEAF GROUP | Q4 2018 Shareholder Letter 6

Q4 BUSINESS HIGHLIGHTS

Q4 2018 caps off a strong year for Leaf Group as we grew revenue 20% on a full-year basis. We delivered improvements of over $7.9 million and $9.2 million in net loss and adjusted EBITDA, respectively, on a year-over-year basis. In Q4 2018, Leaf Group delivered 15% top line growth with revenue of $45.5 million, driven by 45% growth in Media and 2% growth in Marketplaces. Net loss was $(4.9) million for the quarter, improving 7% year over year. We also delivered margin improvement with adjusted EBITDA of $0.3 million, up from $(0.4) million a year ago, marking the second consecutive quarter of positive adjusted EBITDA.

This past quarter, we made further progress in building out our two main categories of Fitness & Wellness and Art & Design. The acquisition of Well+Good in June 2018 significantly improved our competitive position in the large and rapidly growing wellness category, and drove accelerated growth for branded direct sales in Q4 2018. Additionally, our Art & Design media site, Hunker, reached over 9 million monthly unique visitors in December and is now the number two home and design single domain site in the U.S. (Dec. 2018 comScore). In Q4 2018, we made incremental investments in our young marketplace brands as we gear up efforts around international localization in 2019.

FITNESS & WELLNESS

Our Fitness & Wellness category is made up of two industry leading brands, Well+Good and Livestrong.com, reaching an audience of over 22 million (Dec. 2018 comScore). Our Fitness & Wellness category pairs Well+Good's premium branded content and reputation for trend-spotting with the broad audience appeal of Livestrong. We believe the union of these two brands has cemented our position as a digital authority in the fitness and wellness space — a fast-growing sector that is now a $4.2 trillion global industry growing at 6.4% a year.

WELL+GOOD

Known for its journalistic approach and ahead-of-the-curve content, Well+Good's market leadership in the fitness and wellness space has continued to drive growth and opportunity for the brand. In 2018, Well+Good expanded its content channels to include in-real-life events and activations, thus diversifying its revenue opportunities. These editorial-focused programs became an instant hit with its passionate audience and are highly sought-after by advertisers. Well+Good also saw impressive organic growth in 2018 and ended Q4 2018 with total traffic of more than 9.8 million monthly unique visitors (Dec. 2018 comScore).


FAST COMPANY
THE WORLD'S
MOST INNOVATIVE
COMPANIES 2018

Well+Good was the only media company in the Wellness category to win a Fast Company Innovation Award in 2018.

W E L L + G O O D

Leading health and wellness media brand covering the wellness scene – fitness, superfoods, natural beauty and more.


3 PIECES OF FINANCIAL ADVICE FROM WOMEN WHO HAVE IT FIGURED OUT
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December Wellness Trends event sponsored by Citi®.


iamwellandgood
Paid partnership with weleda_usa
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8,402 likes

Top Q4 2018 Instagram post.

LEAF GROUP | Q4 2018 Shareholder Letter 7

LIVESTRONG.COM

Livestrong provides the ideal counter-balance to Well+Good, offering a deep yet curated library of healthy living content with a focus on fitness, nutrition and weight management. In Q4 2018, we successfully completed Livestrong's content stack migration to our Common Platform, which included a full redesign of the site as well as access to new programming tools. In 2018, the Webby Award-winning MyPlate App averaged 570,000 monthly active users and in December 2018, MyPlate launched its new dynamic recipe suggestion feature, a first-of-its-kind tool that provides recipe recommendations based on a user's personal dietary preferences and daily calorie expenditure.

> "I've tried plenty of calorie trackers (from MyFitnessPal to Lifesum) and I can say that this is by far my favorite. They don't try to shove their subscription down your throat and are overall super chill. Keep up the great work guys!" – *iOS App Store user review*

LIVESTRONG.COM

A site for simple, healthy living, Livestrong.com is the premier destination and action-oriented community for people who want to become their best selves – physically, mentally and emotionally.


MyPlate
845
171
674

THE WEBBY AWARDS

ART & DESIGN

Our Art & Design category is comprised of young brands with a long runway for growth within the $36 billion online U.S. home decor industry. With Hunker's rapid audience growth, the rise of Society6 as a key player in the home decor category and Saatchi Art's unparalleled authority in the emerging art market, these brands strike a balance, reaching every corner of the design category from aspirational to achievable.

HUNKER

Hunker continued to gain traction with top tier advertisers, such as Blu Dot, Bona, Target and Home Depot that were attracted to the brand's fast-growing audience reach in the highly sought-after millennial female demographic. In 2018, Hunker achieved strong traffic growth of 104% year-over-year, and in December, it secured its place as the second most highly trafficked digital home brand on a single-site basis (Dec. 2018 comScore). Instagram continues to be a key channel for audience growth and brand awareness. Over the past year, Hunker gained over 100,000 followers and has consistently maintained an average engagement rate nearly five times higher than its competitors. In 2019, we expect to further diversify revenue, including the introduction of commerce elements for Hunker, such as shoppable units and images with shoppable hotspots.

hunker

Inspiration for the space around you, Hunker is a media brand dedicated to helping first-timers improve their homes with practical solutions, home tours and design advice for real people.






SHOP
Summer Time IV by Joseph Eta
Sepon Terrazo Vase
Sayagata Cutting Board
Aldama Chair - Copper & Natural

Hunker's Marketplace section.

LEAF GROUP | Q4 2018 Shareholder Letter 8

SAATCHI ART

Saatchi Art Group delivered 20% GTV growth online with overall revenue for the group up 13% year-over-year, as The Other Art Fair hosted three fairs in Q4 2018 (the same number as in Q4 2017). Saatchi Art's GTV was partly driven by a strong holiday season, which included record sales during Cyber Week, up 33% year-over-year, as well as the launch of the Saatchi Art Dream Gifts collection. The brand's holiday offerings garnered strong press coverage, including stories by Forbes, The New York Times and HGTV, among others. 2018 also saw the global expansion of The Other Art Fair with the successful launch of 10 fairs, including two new markets: Los Angeles and Chicago. In 2019, The Other Art Fair will look to continue expanding its footprint within the U.S. and will launch a total of 12 fairs globally.


SAATCHI ART
Dream Gifts
2018 HOLIDAY COLLECTION
Forbes
Holiday Gift Guide 2018: Best Luxury Travel Experiences

Saatchi Art launched Saatchi Art Dream Gifts collection.

SAATCHI ART

As one of the world's largest online art galleries, Saatchi Art provides a welcoming environment for purchasing original artwork by emerging artists.





Saatchi Art launched an update to its iOS mobile app with the Augmented Reality feature, View in a Room.

SOCIETY6

We have made progress in improving gross margins at Society6 in 2018, while at the same time driving solid growth in our core U.S. market — with 15% growth on a full-year basis in direct-to-consumer sales, offset by a year-over-year decline in our international business, a shift away from third-party marketplaces and recent softness in our B2B channel. In Q4 2018, Society6 launched a series of user experience updates timed to the busy holiday season, including expedited shipping, customer service improvements, and a new checkout flow. Society6's holiday season was marked by its biggest day in history on Cyber Monday with over $1.8 million GTV. The brand also launched a series of limited-time-only holiday products, including skateboards, playing cards, yoga mats and wrapping paper.

Beginning in 2019, we plan to roll out our international expansion plan via localized sites that offer payment in local currency and will provide the level of service that we offer in the U.S. We believe that with localization of our platform and increased operational focus, we can drive revenue growth in international markets. At the end of Q1 2019, we plan to roll out our first localized market in Germany, with other markets anticipated to follow in the second half of the year. Our recently strengthened team, which includes a new VP of Operations and VP of Strategy, will be focused on accelerating growth.

society6

Made-to-order marketplace offering over 60 products that feature designs by independent artists from across the globe.





LEAF GROUP | Q4 2018 Shareholder Letter 9

“Society6 represents some of the best artists, so naturally, I feel so lucky to be amongst such talented folk. I have gained a ton of followers on Instagram and have been reached out by people who have found me on Society6 for other creative opportunities.” – Megan Galante SOCIETY6 PRODUCT LIFECYCLE ARTIST UPLOADS & SELLS ARTWORK Artist uploads artwork to Society6 and makes it available for sale as a variety of lifestyle products. DISCOVER & BUY GREAT ARTWORK Society6 has hundreds of thousands of independent artists from around the globe, selling their original works as 60+ lifestyle products. EVERY PURCHASE IS MADE-TO-ORDER When a customer buys a product, it is made-to-order, using only the highest quality materials. Society6 will then package it and ship it for the artist. BRINGING ART INTO EVERYDAY LIFE Society6 delivers dynamic, quality products to design-minded people looking to express their individuality. Overall, we are pleased with the company’s performance in delivering on our 20% annual revenue growth target and making significant improvements in operating leverage. We are excited for 2019 and expect strong sustainable growth and full year of positive adjusted EBITDA. We see a long runway for revenue growth and diversification as we offer unique, high quality products and services to our large audience — reaching nearly one-fifth of the U.S. internet population. LEAF GROUP | Q4 2018 Shareholder Letter 10

FINANCIAL REVIEW

LEAF GROUP REVENUE

$45.5 Million +15% YoY

(Fourth Quarter 2018)


$39.7M
$33.7M
$34.3M
$41.5M
$45.5M
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

LEAF GROUP NET LOSS

$(4.9) Million +7% YoY

(Fourth Quarter 2018)


($5.3M)
($5.9M)
($6.3M)
($6.0M)
($4.9M)
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

LEAF GROUP ADJUSTED EBITDA

$0.3 Million

(Fourth Quarter 2018)


($0.4M)
($1.2M)
($0.6M)
$0.1M
$0.3M
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

Total revenue for Q4 2018 was $45.5 million, up 15% year-over-year driven by 45% year-over-year growth in our Media segment and 2% year-over-year growth in our Marketplaces segment. Net loss for Q4 2018 was $(4.9) million, a 7% improvement year-over-year. Adjusted EBITDA was $0.3 million in Q4 2018, a $0.7 million improvement versus the prior year period. Cash flows from operations for Q4 2018 was $0.6 million, while free cash flow[4] was $(1.5) million—ending the quarter with a cash balance of $31.1 million.

MEDIA REVENUE

$16.9 Million +45% YoY

(Fourth Quarter 2018)


$11.7M
$12.8M
$14.7M
$16.7M
$16.9M
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

MEDIA REVENUE PER VISIT[5]

$27.19 +65% YoY

(Fourth Quarter 2018)


$16.52
$16.25
$19.04
$25.17
$27.19
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

MEDIA VISITS

622 Million -12% YoY

(Fourth Quarter 2018)


706M
786M
770M
665M
622M
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

Q4 2018 Media revenue was $16.9 million, up 45% year-over-year from $11.7 million in the prior year. Media revenue growth was driven by the addition of Well+Good, which we acquired on June 5, 2018, and further monetization gains across our media properties.

Total visits to our media properties in Q4 were 622 million, down 12% versus the prior year period, as growth in premium sites, such as Hunker and Well+Good, was offset by the full quarter impact of a decline in Livestrong traffic attributable to the August 1, 2018 Google search algorithm update and significant reductions in our content library. These reductions were part of our efforts to deepen engagement with our consumers by focusing on the content they desire, and we expect to see a healthy return in traffic in the coming quarters. Revenue Per Visit[5] (RPV) for our Media properties was $27.19 for Q4 2018, up $10.67, or 65%, versus the prior year period, driven by the addition of a full quarter of Well+Good results and reflecting the strength in video and programmatic as well as improving monetization across our media assets.

4 Non-GAAP financial measures used in this letter are reconciled to their nearest GAAP equivalents at the end of this letter.

5 Revenue per one thousand visits.

LEAF GROUP | Q4 2018 Shareholder Letter 11

MARKETPLACES REVENUE

$28.6 Million +2% YoY

(Fourth Quarter 2018)



$28.1M
$21.0M
$20.0M
$24.7M
$28.6M
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

MARKETPLACES GTV

$35.7 Million +2% YoY

(Fourth Quarter 2018)



$35.1M
$26.6M
$24.5M
$30.2M
$35.7M
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

MARKETPLACES TRANSACTIONS

481 Thousand -4% YoY

(Fourth Quarter 2018)



501K
308K
273K
374K
481K
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

Q4 2018 Marketplaces revenue was $28.6 million up 2% year-over-year. This was driven by 13% growth for the Saatchi Art Group while revenue for Society6 Group was flat year-over-year. Marketplaces GTV increased 2% year-over-year to $35.7 million. Transactions were down 4% year-over-year, largely due to prioritizing sales on the Society6 platform directly rather than third-party marketplaces, yielding lower transaction volume, but increasing AOV.

In Q4 2018, Society6 generated mid-single digit U.S. direct to consumer GTV growth, while international GTV declined 12% versus the prior year. Society6 had a strong start to the 2018 holiday season, with GTV growth of 16% in our core U.S. direct-to-consumer segment over the Cyber 5 Holiday window. However, that strength was offset by a slower second half of December 2018, as we ran tests and trials around free shipping and made changes in our promotional calendar. One of these tests was the implementation of expedited shipping late in December 2018, which drove added shipping costs without an associated revenue lift. Additionally, our B2B channel was lower than expected, as a result of retail softness the second half of the holiday season. In our international markets, declines in our European markets accelerated in Q4 2018. We believe that by focusing on localization efforts in Europe going forward, we will be able to capitalize on a significant opportunity to improve global sales at Society6 and potentially double international GTV over the next three years. Lastly, as expected, growth was negatively impacted by our decision to focus less on third-party marketplaces and more on direct customer relationships, which was the primary driver of lower transactions year-over-year. Society6 third-party marketplaces GTV declined 64% year-over-year in Q4 2018. We anticipate these temporary headwinds will persist into Q2 2019 and expect Society6 growth to improve in the second half of 2019 as we roll out new localized sites internationally, implement a new third-party marketplaces merchandising plan and make investments in mobile site speed and experience.

MARKETPLACES CONTRIBUTION

$(1.0) Million -197% YoY

(Fourth Quarter 2018)



$1.0M
$0.1M
($0.5M)
$0.3M
($1.0M)
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

MEDIA CONTRIBUTION

$7.9 Million +44% YoY

(Fourth Quarter 2018)



$5.5M
$5.5M
$6.5M
$6.6M
$7.9M
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

LEAF GROUP | Q4 2018 Shareholder Letter 12

LEAF GROUP NET LOSS $(4.9) Million (Fourth Quarter 2018) LEAF GROUP ADJUSTED EBITDA $0.3 Million (Fourth Quarter 2018) +7% YoY Q4 2017 Q1 2018 Q2 2018 Q3 2018 Q4 2018 Q4 2017 Q1 2018 Q2 2018 Q3 2018 Q4 2018 Our net loss for Q4 2018 was $(4.9) million, improving 7% year-over-year. Our adjusted EBITDA for Q4 2018 improved $0.7 million year-over-year to $0.3 million, driven by solid growth in Media segment contribution margin — partly offset by incremental Marketplaces investments. Q4 2018 Media contribution margin increased 44% year-over-year to $7.9 million, or 47% of Media revenue. On the Marketplaces side, contribution margin was $(1.0) million versus $1.0 million a year ago resulting from an incremental $1.2 million investment in our Marketplaces, including new hires to support mobile, marketing and international growth initiatives. Additionally, Society6 gross margins were negatively impacted by higher levels of promotion, including free shipping. Corporate expense of $6.7 million represented 14.8% of revenue, down from 17.3% in Q4 2017. Q4 2018 cash flow from operations was $0.6 million, compared to $(0.1) million in the prior period. Q4 2018 free cash flow was $(1.5) million, up $0.3 million compared to free cash flow of $(1.8) million in the prior year period. Our balance sheet remains debt free. At the end of Q4 2018, we had federal net operating loss carryforwards of approximately $220 million, which expire between 2021 and 2037. Net operating loss carryforwards generated starting 2018 can be carried forward indefinitely. At the end of Q4 2018, we also had state NOL carryforwards of approximately $78 million, which expire between 2019 and 2038. We intend to balance growth and investment in 2019, including a higher level of spending in Q1 2019. Specifically, given our long-term opportunity to drive improving monetization on the Media front, we are expanding our branded direct sales team and aggressively investing in content renovation. As well, we are stepping up our investments on mobile and site speed for Marketplaces in early 2019. We expect to be adjusted EBITDA positive on a full-year basis in 2019. LEAF GROUP | Q4 2018 Shareholder Letter 13 $0.3M $0.1M ($0.4M) ($1.2M) ($0.6M) ($5.3M) ($5.9M) ($6.3M) ($6.0M) ($4.9M)

FINANCIAL SUMMARY (In thousands, except per share amounts) THREE MONTHS ENDED DEC 31, YEAR ENDED DEC 31, 2018 2017 2018 2017 Marketplaces revenue Media revenue Total revenue $ 28,603 16,916 $ 28,065 11,662 $ 93,937 61,105 $ 84,126 44,864 $ 45,519 $ 39,727 $ 155,042 $ 128,990 Net loss $ (4,937) $ (5,333) $ (23,190) $ (31,133) EPS - basic and diluted $ (0.19) $ (0.26) $ (0.94) $ (1.52) Adjusted EBITDA(1) $ 252 $ (430) $ (1,481) $ (10,674) Net cash provided by (used in) operating activities Free cash flow(1) $ $ 622 (1,478) $ $ (145) (1,815) $ $ (3,302) (10,509) $ $ (11,656) (16,908) (1) These non-GAAP financial measures are described below and reconciled to their most directly comparable GAAP measures in the accompanying tables. OPERATING METRICS THREE MONTHS ENDED DEC 31, YEAR ENDED DEC 31, 2017 2018 2017 % CHANGE 2018 % CHANGE Marketplaces Metrics: Number of Transactions(1) Gross Transaction Value(2) (in thousands) 480,753 35,681 501,448 35,055 (4) % 2% 1,435,976 $ 116,996 1,448,211 $ 105,337 (1) % 11% $ $ Media Metrics: Visits - Internal(3) (in thousands) Revenue per Visit (RPV)(4) Visits - Google Analytics(5) (in thousands) Revenue per Visit (RPV)(4) 615,966 27.46 622,158 27.19 697,221 16.73 705,847 16.52 (12) % 64% (12) % 65% 2,832,259 21.57 2,844,125 21.48 2,794,244 16.06 2,846,119 15.76 1% 34% — % 36% $ $ $ $ $ $ $ $ (1) Number of transactions is defined as the total number of Marketplaces transactions successfully completed by a customer during the applicable period, excluding certain transactions generated by Saatchi Art’s The Other Art Fair, such as sales of stand space to artists at fairs, sponsorship fees and ticket sales. Gross transaction value is defined as the total dollar value of Marketplaces transactions, excluding the revenue from certain transactions generated by Saatchi Art’s The Other Art Fair, such as sales of stand space to artists at fairs, sponsorship fees and ticket sales. Gross transaction value is the total amount paid by the customer including the total product price inclusive of artist margin, shipping charges, taxes, and is net of any promotional discounts. Gross transaction value does not reflect any subsequent cancellations, refunds or credits and does not represent revenue earned by the Company. Visits - Internal is defined as the total number of times users access the Company’s content across (a) one of its owned and operated properties and/or (b) one of its customers’ properties, to the extent that the visited customer web pages are hosted by the Company. In each case, breaks of access of at least 30 minutes constitute a unique visit. RPV is defined as Media revenue per one thousand visits. Visits per Google Analytics is defined as the total number of times users access the Company’s content across (a) one of its owned and operated properties and/or (b) one of its customers’ properties, to the extent that the visited customer web pages are hosted by the Company. In each case, breaks of access of at least 30 minutes constitute a unique visit. Additionally, a visit is also considered to have ended at midnight or if a user arrives via one campaign, leaves, and then comes back via a different campaign. (2) (3) (4) (5) LEAF GROUP | Q4 2018 Shareholder Letter 14

USE OF NON-GAAP FINANCIAL MEASURES To supplement its consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), Leaf Group uses certain non-GAAP financial measures, as described below. These non-GAAP financial measures are presented to enhance the user’s overall understanding of Leaf Group’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures presented in this release, together with the GAAP financial results, are the primary measures used by the Company’s management and board of directors to understand and evaluate the Company’s financial performance and operating trends, including period-to-period comparisons, because they exclude certain expenses and gains that management believes are not indicative of the Company’s core operating results. Management also uses these measures to prepare and update the Company’s short and long term financial and operational plans, to evaluate investment decisions, and in its discussions with investors, commercial bankers, equity research analysts and other users of the Company’s financial statements. Accordingly, the Company believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as the Company’s management and in comparing operating results across periods and to those of Leaf Group’s peer companies. The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows, that affect the Company’s financial performance and operations. An additional limitation of non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies, including peer companies, may use the same or similarly named measures but exclude or include different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures in the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. Investors and others are encouraged to review the Company’s financial information in its entirety and not rely on a single financial measure. The Company defines Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as net income (loss) excluding interest (income) expense, income tax expense (benefit), and certain other non-cash or non-recurring items impacting net income (loss) from time to time, principally comprised of depreciation and amortization, stock-based compensation, contingent payments to certain key employees/equity holders of acquired businesses and other payments attributable to acquisition, disposition or corporate realignment activities. Management believes that the exclusion of certain expenses and gains in calculating Adjusted EBITDA provides a useful measure for period-to-period comparisons of the Company’s underlying core revenue and operating costs that is focused more closely on the current costs necessary to operate the Company’s businesses, and reflects its ongoing business in a manner that allows for meaningful analysis of trends. Management also believes that excluding certain non-cash charges can be useful because the amounts of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions. The Company defines Segment Operating Contribution as earnings before corporate or unallocated expenses and also excludes: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); (e) income taxes; and (f) contingent payments to certain key employees/equity holders of acquired businesses. Management believes that the exclusion of certain expenses and gains in calculating Segment Operating Contribution provides a useful measure for period-to-period comparisons of the segment’s underlying revenue and operating costs that is focused more closely on the current costs necessary to operate the segment, and reflects the segment’s ongoing business in a manner that allows for meaningful analysis of trends. Management also believes that excluding certain non-cash charges can be useful because the amounts of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions. The Company defines Free Cash Flow as net cash provided by (used in) operating activities net of cash flows from contingent payments to certain key employees/equity holders of acquired businesses; other payments attributable to acquisition, disposition or corporate realignment activities; purchases of property and equipment; and purchases of intangible assets. Management believes that Free Cash Flow provides investors with useful information to measure operating liquidity because it reflects the Company’s underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. Free Cash Flow is used by management, and may also be useful for investors, to assess the Company’s ability to generate cash flow for a variety of strategic opportunities, including reinvesting in its businesses, pursuing new business opportunities and potential acquisitions, paying dividends and repurchasing shares. ABOUT LEAF GROUP Leaf Group Ltd. (NYSE: LEAF) is a diversified consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com. CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS This shareholder letter contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements set forth in this shareholder letter include, among other things, statements regarding potential synergies achieved from acquisitions, the impact of strategic operational changes and the company’s future financial performance. In addition, statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. These forward-looking statements involve risks and uncertainties regarding the company’s future financial performance; could cause actual results or developments to differ materially from those indicated due to a number of factors affecting Leaf Group’s operations, markets, products and services; and are based on current expectations, estimates and projections about the company’s industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Potential risks and uncertainties that could affect the company’s operating and financial results are described in Leaf Group’s annual report on Form 10-K for the fiscal year ending December 31, 2018 filed with the Securities and Exchange Commission (http:// www.sec.gov) on March 4, 2019, as such risks and uncertainties may be updated from time to time in Leaf Group’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These risks and uncertainties include, among others: the company’s ability to successfully drive and increase traffic to its marketplaces and media properties; changes in the methodologies of internet search engines, including ongoing algorithmic changes made by Google, Bing and Yahoo!; the company’s ability to attract new and repeat customers and artists to its marketplaces and successfully grow its marketplace business; the potential impact on advertising-based revenue from lower ad unit rates, a reduction in online advertising spending, a loss of advertisers, lower advertising yields, increased availability of ad blocking software, particularly on mobile devices and/or ongoing changes in ad unit formats; the company’s dependence on various agreements with a specific business partner for a significant portion of its advertising revenue; the effects of shifting consumption of media content and online shopping from desktop to mobile devices and/or social media platforms; the company’s history of incurring net operating losses; the company’s ability to obtain capital when desired on favorable terms; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles (including media content) or other assets; the company’s ability to effectively integrate, manage, operate and grow acquired businesses; the company’s ability to retain key personnel; the company’s ability to prevent any actual or perceived security breaches; and the company’s ability to expand its business internationally. From time to time, the company may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements. Any forward-looking statement made by the company in this shareholder letter is based only on information currently available to the company and speaks only as of the date on which it is made. The company undertakes no obligation to revise or update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law, and may not provide this type of information in the future. LEAF GROUP | Q4 2018 Shareholder Letter 15

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED (In thousands, except per share amounts)

	THREE MONTHS ENDED DEC 31, 2018	THREE MONTHS ENDED DEC 31, 2017	YEAR ENDED DEC 31, 2018	YEAR ENDED DEC 31, 2017
Revenue:				
Product revenue	$ 25,333	$ 24,943	$ 83,458	$ 75,784
Service revenue	20,186	14,784	71,584	53,206
Total revenue	45,519	39,727	155,042	128,990
Operating expenses:				
Product costs (exclusive amortization of intangible assets shown separately below)[1]	19,987	18,836	61,991	56,292
Service costs (exclusive amortization of intangible assets shown separately below)[1][2]	8,091	5,929	29,168	21,810
Sales and marketing[1][2]	9,148	7,404	32,792	28,297
Product development[1][2]	4,821	4,276	20,183	18,613
General and administrative[1][2]	7,575	7,658	30,159	29,591
Amortization of intangible assets	956	1,181	4,071	5,728
Total operating expenses	50,578	45,284	178,364	160,331
Loss from operations	(5,059)	(5,557)	(23,322)	(31,341)
Interest income	152	47	316	195
Interest expense	(6)	(1)	(11)	(5)
Other (expense) income, net	13	(9)	(78)	(19)
Loss before income taxes	(4,900)	(5,520)	(23,095)	(31,170)
Income tax (expense) benefit	(37)	187	(95)	37
Net Loss	$ (4,937)	$ (5,333)	$ (23,190)	$ (31,133)
Net loss per share - basic an diluted	$ (0.19)	$ (0.26)	$ (0.94)	$ (1.52)
Weighted average number of shares - basic and diluted	25,370	20,908	24,581	20,501

(1) Depreciation expense included in the above line items:				
Product costs	$ 332	$ 150	$ 961	$ 252
Service costs	880	989	3,059	3,092
Sales and marketing	6	9	28	36
Product development	10	23	62	91
General and administrative	498	636	2,089	2,604
Total depreciation	$ 1,726	$ 1,807	$ 6,199	$ 6,075
(2) Stock-based compensation included in the above line items:				
Service costs	$ 184	$ 146	$ 699	$ 599
Sales and marketing	177	173	937	759
Product development	516	495	2,278	1,847
General and administrative	1,168	1,325	5,517	5,360
Total stock-based compensation	$ 2,045	$ 2,139	$ 9,431	$ 8,565

LEAF GROUP | Q4 2018 Shareholder Letter 16

CONSOLIDATED BALANCE SHEET

UNAUDITED (In thousands)

	DEC 31, 2018	DEC 31, 2017
Assets		
Current assets		
Cash and cash equivalents	$ 31,081	$ 31,344
Accounts receivable, net	12,627	8,663
Prepaid expenses and other current assets	3,932	2,741
Total current assets	47,640	42,748
Property and equipment, net	13,126	11,665
Intangible assets, net	13,933	10,431
Goodwill	19,435	17,152
Other assets	988	1,246
Total assets	95,122	83,242
Liabilities and Stockholders' Equity		
Current liabilitites		
Accounts payable	$ 1,519	$ 1,980
Accrued expenses and other current liabilities	22,149	17,182
Deferred revenue	2,115	2,064
Total current liabilities	25,783	21,226
Deferred tax liability	86	40
Other liabilities	2,566	3,456
Total liabilities	28,435	24,722
Commitments and contingencies		
Stockholders' equity		
Common stock	3	2
Additional paid-in capital	554,403	523,012
Treasury stock	(35,706)	(35,706)
Accumulated other comprehensive loss	(52)	(17)
Accumulated deficit	(451,961)	(428,771)
Total stockholders' equity	66,687	58,520
Total liabilities and stockholders' equity	$ 95,122	$ 83,242

LEAF GROUP | Q4 2018 Shareholder Letter 17

CONSOLIDATED STATEMENTS OF CASH FLOW

UNAUDITED (In thousands)

	THREE MONTHS ENDED DEC 31, 2018	THREE MONTHS ENDED DEC 31, 2017	YEAR ENDED DEC 31, 2018	YEAR ENDED DEC 31, 2017
Cash flows from operating activities				
Net loss	$ (4,937)	$ (5,333)	$ (23,190)	$ (31,133)
Adjustments to reconcile net loss to net cash used in operating activities:				
Depreciation and amortization	2,682	2,988	10,270	11,803
Deferred income taxes	29	(136)	46	(68)
Stock-based compensation	2,045	2,139	9,431	8,565
Other	(52)	(147)	15	(191)
Change in operating assets and liabilities, net of effect of acquistions and disposals:				
Accounts receivable, net	(498)	(1,427)	(1,310)	(1,108)
Prepaid expenses and other current assets	(239)	(316)	(904)	705
Other long-term assets	43	56	274	81
Accounts payable	(584)	(592)	(806)	(1,140)
Accrued expenses and other liabilities	3,223	2,529	3,954	972
Deferred revenue	(1,090)	94	(1,082)	(142)
Net cash provided by (used in) operating activities	622	(145)	(3,302)	(11,656)
Cash flows from investing activities				
Purchases of property and equipment	(2,100)	(1,619)	(7,162)	(5,337)
Purchases of intangible assets	—	(51)	(45)	(286)
Cash received from disposal of business and online properties, net of cash disposed	—	—	—	4,285
Cash paid for acquisitions, net of cash acquired	—	—	(10,349)	(6,304)
Restricted deposits	—	—	—	606
Other	3	1	8	7
Net cash (used in) provided by investing activities	(2,097)	(1,669)	(17,548)	(7,029)
Cash flows from financing activities				
Proceeds from exercises of stock options and purchases under ESPP	546	657	2,016	2,598
Repurchases of common stock	—	—	—	(65)
Proceeds from issuance of common stock	—	—	23,367	—
Taxes paid on net share settlements of restricted stock units	(777)	(523)	(3,961)	(3,284)
Cash paid for acquisition holdback	—	—	—	(119)
Cash paid for contingent consideration liability	—	—	(905)	—
Other	(17)	(16)	(68)	(65)
Net cash (used in) provided by financing activities	(248)	118	20,449	(935)
Effect of foreign currency on cash, cash equivalents and restricted cash	(6)	1	36	(36)
Change in cash, cash equivalents and restricted cash	(1,729)	(1,695)	(365)	(19,656)
Cash, cash equivalents and restricted cash, beginning of period	33,664	33,995	32,300	51,956
Cash, cash equivalents and restricted cash, end of period	$ 31,935	$ 32,300	$ 31,935	$ 32,300
Reconciliation of cash, cash equivalents and restricted cash				
Cash and cash equivalents	$ 31,081	$ 31,344	$ 31,081	$ 31,334
Restricted cash included in other current assets	136	136	136	136
Restricted cash included in other long-term assets	718	820	718	820
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$ 31,935	$ 32,300	$ 31,935	$ 32,300

LEAF GROUP | Q4 2018 Shareholder Letter 18

NON-GAAP FINANCIAL MEASURES

(In thousands)

	THREE MONTHS ENDED DEC 31, 2018	THREE MONTHS ENDED DEC 31, 2017	YEAR ENDED DEC 31, 2018	YEAR ENDED DEC 31, 2017
Adjusted EBITDA:				
Net loss	$ (4,937)	$ (5,333)	$ (23,190)	$ (31,133)
Add (deduct):				
Income tax (benefit) expense	37	(187)	95	(37)
Interest (income) expense, net	(146)	(46)	(305)	(190)
Other expense (income), net	(13)	9	78	19
Depreciation and amortization(1)	2,682	2,988	10,270	11,803
Stock-based compensation(2)	2,045	2,139	9,431	8,565
Acquisition, disposition, realignment and contingent payment costs(3)	584	—	2,140	299
Adjusted EBITDA	$ 252	$ (430)	$ (1,481)	$ (10,674)
Free Cash Flow:				
Net cash provided by (used in) operating activities	622	(145)	(3,302)	(11,656)
Purchases of property and equipment	(2,100)	(1,619)	(7,162)	(5,337)
Purchases of intangible assets	—	(51)	(45)	(286)
Acquisition, disposition, realignment and contingent payments(3)	—	—	—	371
Free Cash Flow	$ (1,478)	$ (1,815)	$ (10,509)	$ (16,908)

(1) Represents depreciation expense of the Company's long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets as included in the Company's GAAP results of operations.

(2) Represents the expense related to stock-based awards granted to employees, as included in the Company's GAAP results of operations.

(3) Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, (c) contingent payments to certain key employees/equity holders of acquired businesses, and (d) other payments attributable to acquisition, disposition or corporate realignment activities.

LEAF GROUP | Q4 2018 Shareholder Letter 19

SEGMENT REPORTING (In thousands) THREE MONTHS ENDED DEC 31, YEAR ENDED DEC 31, 2018 2017 2018 2017 Segment Revenue: Marketplaces Media Total revenue $ 28,603 16,916 $ 28,065 11,662 $ 93,937 61,105 $ 84,126 44,864 $ 45,519 $ 39,727 $ 155,042 $ 128,990 Segment Operating Contribution: Marketplaces(1) Media(1) Add (deduct): Corporate expenses(2) Acquisition, disposition and realignment costs(3) Adjusted EBITDA $ (967) 7,866 $ 993 5,456 $ (1,131) 26,419 $ (2,530) 18,248 (6,726) 79 (6,879) — (27,089) 320 (26,691) 299 $ 252 $ (430) $ (1,481) $ (10,674) Reconciliation to consolidated pre-tax income (loss): Adjusted EBITDA Add (deduct): Interest income (expense), net Other income (expense), net Depreciation and amortization(4) Stock-based compensation(5) Acquisition, disposition, realignment and contingent payment costs(6) Loss before income taxes $ 252 $ (430) $ (1,481) $ (10,674) 146 13 (2,682) (2,045) (584) 46 (9) (2,988) (2,139) — 305 (78) (10,270) (9,431) (2,140) 190 (19) (11,803) (8,565) (299) $ (4,900) $ (5,520) $ (23,095) $ (31,170) (1) Segment operating contribution reflects earnings before corporate and unallocated expenses and also excludes: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); (e) income taxes; and (f) contingent payments to certain key employees/equity holders of acquired businesses. Corporate expenses include corporate and unallocated operating expenses that are not directly attributable to the operating segments, including: corporate information technology, marketing and general and administrative support functions and also excludes the following: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); and (e) income taxes. Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, and (c) other payments attributable to acquisition, disposition or corporate realignment activities, excluding contingent payments to certain key employees/equity holders of acquired businesses. Represents depreciation expense of the Company’s long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets, included in the Company’s GAAP results of operations. Represents the expense related to stock-based awards granted to employees as included in the Company’s GAAP results of operations. Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, (c) contingent payments to certain key employees/equity holders of acquired businesses, and (d) other payments attributable to acquisition, disposition or corporate realignment activities. (2) (3) (4) (5) (6) LEAF GROUP | Q4 2018 Shareholder Letter 20